UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2010

KBS STRATEGIC OPPORTUNITY REIT, INC.

(Exact name of registrant specified in its charter)

Maryland	333-156633	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.01 regarding the acquisition of a non-performing first mortgage loan is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On September 7, 2010, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, purchased, at a discount, a non-performing first mortgage loan (the “Academy Point Atrium I First Mortgage”) for $2.8 million plus closing costs from Wells Fargo Bank, N.A., as Trustee for the Registered Holders of J.P. Morgan Chase Commercial Mortgage Security Corp. Commercial Mortgage Pass-Through Certificates Series 2001-C1, who is not affiliated with the Company or KBS Capital Advisors LLC (the “Advisor”), the Company’s external advisor. The Company funded the acquisition of the Academy Point Atrium I First Mortgage with proceeds from its ongoing initial public offering.

The borrower under the Academy Point Atrium I First Mortgage is Peridot Properties I, LLC, which is not affiliated with the Company or the Advisor. The property securing the loan is a two-story office building constructed in 1981. The office building contains 92,099 rentable square feet and is part of a two building campus located on approximately 7.22 acres of land at 1250 Academy Park Loop in Colorado Springs, Colorado. The building has been vacant since December 2009.

The maturity date of the Academy Point Atrium I First Mortgage is November 1, 2011 and the loan may be prepaid at any time, subject to a payment of a yield maintenance amount. The Academy Point Atrium I First Mortgage bears interest at a fixed rate of 7.125% and monthly payments include interest and principal with principal calculated using an amortization of 30 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: September 7, 2010	BY:	/s/ David E. Snyder
David E. Snyder Chief Financial Officer